Exhibit B.16.3


     BY-LAWS
     NORTHEAST UTILITIES SERVICE COMPANY

                                             Adopted
                                              October 20, 1965

                                             Amended
                                              March 1, 1982
                                              December 9, 1996
                                              January 1, 1997
     NORTHEAST UTILITIES SERVICE COMPANY

     BY-LAWS


     ARTICLE I

     MEETINGS OF SHAREHOLDERS

          Section 1. Meetings of shareholders shall be held at the principal office of the Company or at such other place, either within or without the State of Connecticut, as shall be designated in the notice of the meeting.

          Section 2. The annual meeting of the shareholders shall be held at such place and at such time as shall be fixed by the Board of Directors.

     ARTICLE II

     DIRECTORS

          Section 1. The business, property and affairs of the Company shall be managed by a Board of not less than three nor more than sixteen Directors. Within these limits, the number of positions on the Board of Directors for any year shall be the number fixed by resolution of the shareholders or of the Board of Directors, or, in the absence of such a resolution, shall be the number of Directors elected at the preceding Annual Meeting of Shareholders. The Directors so elected shall continue in office until their successors have been elected and qualified.

     ARTICLE III

     MEETINGS OF DIRECTORS

          Section 1. A regular meeting of the Board of Directors shall be held annually, without notice, directly following the annual meeting of the shareholders, for the election of officers and the transaction of other business.

          Section 2. All other regular meetings of the Board of Directors may be held at such time and place as the Board may from time to time determine and fix by resolution. Special meetings of the Board may be held at any place upon call of the Chairman (if there be one) or the President, or, in the event of the absence or inability of either to act, of a Vice President, or upon call of any three or more directors.

          Section 3. Oral or written notice of the time and place of each special meeting of the Board of Directors shall be given to each director personally or by telephone, or by mail or telegraph at his last-known post office address, at least twenty-four hours prior to the time of the meeting, provided that any director may waive such notice in writing or by telegraph or by attendance at such meeting.

          Section 4. One-third of the directorships as fixed in accordance with Section 1 of Article II of these By-Laws shall constitute a quorum, except that no quorum shall consist of less than two Directors. A number less than a quorum may adjourn from time to time until a quorum is present. In the event of such an adjournment, notice of the adjourned meeting shall be given to all Directors.

     ARTICLE IV

     OFFICERS

          Section 1. At its annual meeting the Board of Directors shall elect a President, one or more Vice Presidents, a Secretary, a Treasurer and, if the Board shall so determine, a Chairman, each of whom shall, subject to the provisions of Art. IV, @3, hereof, hold office until the next annual election of officers and until his successor shall be elected. The Board shall also elect at such annual meeting, and may elect at any regular or special meeting, such other officers as may be required for the prompt and orderly transaction of the business of the Company. Any vacancy occurring in any office may be filled at any regular meeting of the Board or at any special meeting of the Board held for that purpose.

          Section 2. In addition to such powers and duties as the Board of Directors may prescribe, and except as may be otherwise provided by the Board, each officer shall have the powers and perform the duties which by law and general usage appertain to his particular office.

          Section 3. Any officer may be removed, with or without cause, at any time by the Board in its discretion.


      ARTICLE V

     COMMITTEES

          Section 1. The Board of Directors, by resolution adopted by the affirmative vote of directors holding a majority of the directorships, at a meeting at which a quorum is present, may designate two or more directors to constitute an executive committee or other committees, which committees shall have and may exercise all such authority of the Board of Directors as shall be provided in such resolution. At the time of such appointment, the Board of Directors may also appoint, in respect to each member of any such committee, another director to serve as his alternate at any meeting of such committee which such member is unable to attend. Each alternate shall have, during his attendance at a meeting of such committee, all the rights and obligations of a regular member thereof. Any vacancy on any such committee or among alternate members thereof shall be filled by the Board of Directors.

     ARTICLE VI

     CORPORATE SEAL

          Section 1. The corporate seal of the Company shall be circular in form with the name of the Company inscribed therein.


     ARTICLE VII

     AMENDMENTS

          Section 1. These by-laws may be altered, amended, added to or repealed from time to time by an affirmative vote of the holders of a majority of the voting power of shares entitled to vote thereon at any meeting of the shareholders called for the purpose or by an affirmative vote of directors holding a majority of the number of directorships at any meeting of the Board called for the purpose.